INTERNATIONAL DISTRIBUTOR AGREEMENT

        This International Distributor Agreement (this “Agreement”) is entered into as of this 8th day of January, 2008 (the “Effective Date”) by and between:

        PALOMAR MEDICAL TECHNOLOGIES, INC., a Delaware corporation with its principal place of business at 82 Cambridge Street, Burlington, MA 01803 (“Palomar”); and

        Q-MED AB (Publ), a Swedish corporation with its principal place of business at Seminariegatan 21, 752 28 Uppsala, Sweden (“Distributor”).

        WHEREAS, Palomar has Third Party distribution relationships for Products in countries throughout the world other than North America;

        WHEREAS, Distributor has the interest and capability to distribute Products to the Professional Market for Aesthetic Use in those countries and elsewhere in the world other than North America;

        WHEREAS, Distributor and Palomar recognize the desire of consumers for overall rejuvenation of skin appearance and the potential synergistic affects that the products of both parties can provide to consumers; and

        WHEREAS, the parties desire that Distributor become the exclusive distributor of Products to the Professional Market for Aesthetic Use in the world other than North America on the terms and conditions set forth below.

        NOW, THEREFORE for and in consideration of the promises, and mutual agreements and covenants hereinafter set forth, the parties agree as follows:

1.     Definitions.

        Certain terms are defined on Exhibit A attached hereto.

2.     Transition.

        2.1    Overview.

(a) Palomar shall use commercially reasonable efforts to effect the transition from Palomar or Palomar’s existing distributors to Distributor, of the rights to market, distribute and sell the Products on an exclusive basis for the Professional Market for Aesthetic Use in all countries in the world, other than North America, and shall keep Distributor adequately informed of the process to allow Distributor reasonable time to plan for such transition in any particular country.

Distributor shall use commercially reasonable efforts to assume such exclusive distributorship on a country-by-country basis at such time that Distributor in its own discretion finds commercially reasonable, subject to the parties agreeing on the Country Terms as defined and provided below.

The transition of Product distribution in the world (outside of North America) is generally referred to as the “Transition” hereunder. The parties presently aim to have Distributor become such an exclusive distributor in Europe by December 31, 2008 and in the rest of the world (excluding North America) by December 31, 2009.

**

        2.2 Steering Committee.

(a) The parties shall appoint a committee (the “Steering Committee“) comprised of two members designated by Palomar and two members designated by Distributor. The Steering Committee shall be responsible for discussing the Transition and any Country Terms for countries under consideration for inclusion in the Territory, but only in an advisory, non-voting capacity. Each party may replace any of its Steering Committee members at any time upon written notice to the other party. Each party shall designate one of its Steering Committee members as co-chairperson of the Steering Committee.

(b) The Steering Committee shall meet at least on a calendar quarterly basis, with at least two in-person meetings in every 12-month period. Each of the co-chairpersons shall be responsible, on an alternating basis with the Palomar co-chairperson having responsibility for the initial meeting, for preparing and circulating an agenda in advance of each meeting, and to prepare and issue draft minutes of each meeting within thirty (30) days thereafter for review and approval by the Steering Committee. Any Steering Committee member may add topics to the draft agenda. Each party may invite, with the approval of the other party (which shall not be unreasonably withheld), additional individuals to attend one or more meetings of the Steering Committee as ad hoc guests.

2.3 Territory.

**

(b) As long as any country is outside of the Territory, Palomar shall retain all its rights outside the Territory with respect to the Products in all respects, including the right to appoint other distributors (optionally on an exclusive basis). In considering whether to appoint any new distributor during the Term outside of the then-current Territory, Palomar shall notify

**Omitted pursuant to request for confidential treatment by Palomar Medical Technologies, Inc. and filed separately with the SEC. 2
Distributor in advance of appointing such potential distributor so that Distributor may consider contracting with such distributor as a Sub-Distributor hereunder (as opposed to Palomar contracting with such potential distributor) and transitioning such country into the Territory at such time pursuant to the terms and conditions of this Agreement, all on the following timeline: Distributor shall have thirty (30) days after written notice from Palomar of such potential distributor to determine whether to initiate contact with such potential distributor, and if Distributor elects to contact the potential distributor during such 30-day period, Distributor shall have until the date ninety (90) days after Distributor’s receipt of the written notice from Palomar of the potential distributor to enter into an agreement with such potential distributor. Distributor shall inform Palomar in writing if (i) Distributor at any time during such 30- or 90-day period, as applicable, concludes that Distributor shall not enter into such a distributor agreement with such potential distributor, or (ii) after the end of such 30-day or 90-day period, as applicable, Distributor has not initiated contact or entered into such an agreement with such potential distributor, and in each such case, Palomar shall thereafter have the right to enter into a distribution agreement with such potential distributor.

(c) Before contacting any potential non-Affiliated Sub-Distributor for any country not yet in the Territory, Distributor shall inform Palomar and Distributor shall use commercially reasonable efforts to keep such contact and any subsequent negotiations and agreements confidential.

2.4 ** 3. Appointment and Acceptance.

        3.1 Appointment. Subject to the terms and conditions of this Agreement, Palomar hereby appoints Distributor as its exclusive distributor for sales of the Products to the Professional Market for Aesthetic Use in the Territory for the Term. Palomar reserves the right to modify any Product or to discontinue the sale of any Product; provided that Palomar shall provide written notice to Distributor as soon as commercially reasonable after such decision but no later than sixty (60) days prior to discontinuing the sale of any base unit of a Product or thirty (30) days prior to discontinuing the sale of any handpieces, consumables or any associated supplies, parts or components of Product. Notwithstanding the foregoing, in the event the sale of any Product is required to be discontinued for reasons beyond Palomar’s control, including safety concerns regarding the Product, the recall of the Product by applicable regulatory authorities or the lack of availability of an essential component in the manufacture of the Product, Palomar shall have the right to discontinue the sale of such Product to Distributor at any time upon providing written notice thereof to Distributor.

        3.2 Acceptance. Distributor hereby accepts the above appointment and agrees to use commercially reasonable efforts to market, distribute and sell the Products to the Professional Market for Aesthetic Use in the Territory for the Term in accordance with the terms and conditions of this Agreement.

**Omitted pursuant to request for confidential treatment by
Palomar Medical Technologies, Inc. and filed separately with the SEC.

        3.3 Resale Terms and Conditions. All resales of the Products by Distributor to customers shall be subject to the Product Terms set forth on Exhibit B attached hereto (the “Product Terms”). Prior to or upon delivery of any Product to each customer, Distributor shall provide to such customer a copy of the Product Terms, which shall form part of a contract between Distributor and such customer (and not with Palomar). Distributor shall, to the extent not prohibited by applicable law and regulation, enforce all of the terms and conditions set forth in the Product Terms, and Distributor shall promptly inform Palomar of any request by a customer to modify the Product Terms, and, upon request by Palomar, take appropriate steps to resolve any such request for modification as instructed by Palomar.

        3.4 Minimum Purchases.

        **

        3.5 Palomar Obligations. Palomar shall use commercially reasonable efforts to supply Distributor during the Term with such quantities of the Products as Distributor shall order from Palomar on terms and conditions with respect to supply allocation and service (as set forth in Section 7.2) that shall not be less favorable to Distributor than those agreed to by Palomar with another Product distributor, provided that Palomar shall be entitled to meet specific bona fide demands from its other distributors on a case-by-case basis reasonably required to offer such distributors reasonable commercial opportunities to distribute Products in the applicable country. **

        3.6 No Compensation. Palomar is not obligated to pay compensation for Distributor’s performance of its obligations hereunder, and Distributor’s sole compensation shall arise from its resale of the Products purchased hereunder. Palomar shall not provide Distributor with any other compensation or benefits, and Palomar shall not be responsible for reimbursement of any out-of-pocket expenses.

        3.7 Independent Contractor Status. Each party shall act solely as an independent contractor, and nothing in this Agreement shall be construed to give either party the power or authority to act for, bind, or commit the other party to any obligation of any nature. Accordingly, neither party shall use the other’s name on its stationery, advertising, or the like in a manner which might suggest that such party is the other’s agent and neither party shall make quotations or write letters under the name or on behalf of the other party. Contracts executed or otherwise entered into by Distributor with customers (including Product Terms) or any other person or entity shall bind Distributor but not Palomar.

**Omitted pursuant to request for confidential treatment by
Palomar Medical Technologies, Inc. and filed separately with the SEC.

        3.8 Limits on Appointment.

(a) Distributor shall not, and shall cause each of its Affiliated Sub-Distributors not to, distribute, market or sell any Product in the Excluded Markets or otherwise outside of the Professional Market, or for any use other than Aesthetic Use, and Distributor shall not, and shall cause each of its Affiliated Sub-Distributors not to, support by its own actions or any Third Party in doing any of the foregoing (which support includes, for example and without limitation, providing any written marketing materials, conducting or financing any clinical trials or otherwise providing any consideration in support of same). In addition, once Distributor learns of any conduct by a non-Affiliated Sub-Distributor of these prohibited activities, Distributor shall use commercially reasonable efforts to end all such prohibited activities by such Sub-Distributor within a commercially reasonable time period, which in all events shall be within six (6) months of first learning of any such prohibited activities by such Sub-Distributor, and if unable to end all such prohibited activities by such efforts: (i) terminate the appointment of such Sub-Distributor and (ii) stop selling (directly or indirectly through other Sub-Distributors or otherwise) Products to such Sub-Distributor. If Palomar notifies Distributor in writing of any conduct by a non-Affiliated Sub-Distributor of any such prohibited activities, Distributor shall thereafter confirm in writing to Palomar that Distributor has complied with the immediately preceding sentence with respect to such Sub-Distributor. The parties agree that if Distributor breaches its obligations under this Section 3.8(a) in one or more countries within the Territory, Palomar shall have the right, in Palomar’s sole discretion, to terminate the appointment of Distributor as Palomar’s exclusive distributor in each country where the breach has occurred, in accordance with Section 11.3.

(b) Distributor shall advertise and promote the Products only in the Territory and shall not engage or maintain Sub-Distributors or representatives for the marketing, distribution or sale of any Products outside of the Territory. To the extent not prohibited by applicable law and regulation, Distributor shall use commercially reasonable efforts, and shall cause its Sub-Distributors to use commercially reasonable efforts, not to sell Products intended at the time of sale for use primarily outside the Territory, to the extent Distributor or the applicable Sub-Distributor is aware of such intended use. To the extent not prohibited by applicable law and regulation, Palomar shall use commercially reasonable efforts, and shall cause its Product distributors to use commercially reasonable efforts, not to sell Products intended at the time of sale for use primarily inside the Territory, to the extent Palomar or the applicable distributor is aware of such intended use.

(c) No license, sublicense or other right in or to any intellectual property or patent rights or other intellectual property rights shall be created or granted hereunder expressly or by implication, estoppel or otherwise, except as expressly permitted hereunder.

5 4. Marketing and Promotion.. 4.1 Marketing, Advertising and Promotion of Products.

(a) Distributor shall actively promote and sell the Products, and shall produce advertising and promotional materials for the Products to the Professional Market for Aesthetic Use in the Territory. In connection therewith, Distributor shall conduct such activities, including development, translation, printing and communication of marketing, sales, medical education or other related materials (e.g. product service agreements and accompanying terms and conditions for service, sales literature, advertising materials and promotional programs) as commercially necessary for the commercialization and distribution of the Products to the Professional Market for Aesthetic Use in the Territory and, as the case may be, for the joint commercialization of the Products and Distributor’s proprietary products (along with all other documents and other materials intended for public distribution created by or on behalf of Distributor or any Sub-Distributor regarding Palomar or any Products, collectively, “Distributor Materials”). Palomar shall provide such support (e.g. regarding technical information relating to the Products or printed materials such as product labels), as is reasonably necessary to permit Distributor to fulfill any relevant regulatory requirements with regard to the Distributor Materials. Distributor and Palomar recognize the desire of consumers for overall rejuvenation of skin appearance and the potential synergistic affects that the products of both parties can provide to consumers. Thus, Distributor and Palomar shall use commercially reasonable efforts to collaborate on marketing campaigns, including arranging and participating in symposiums, consensus groups and advisory boards for the combined use of existing products of both companies for present indications and registrations. Distributor shall bear its own costs associated with Distributor Materials, and shall provide all Distributor Materials that would entail public communication regarding the Products to Palomar (translated in English, if applicable) for its prior review and prompt approval insofar as the material relates to the Products, which approval shall not be unreasonably withheld, provided that any accurate translation of any such materials previously approved by Palomar, or any materials provided by Palomar, shall not require Palomar’s separate approval. Unless Palomar has notified Distributor of any objections within five (5) business days (in Boston, MA) after receipt, Palomar shall be deemed to have approved the Distributor Materials. Distributor shall maintain a reasonable force of sales representatives, fully trained in the operation, features, advantages, and benefits of the Products. Such sales force shall be able to demonstrate the Products. Distributor shall maintain a commercially reasonable program of advertising and promotion, which shall include display and demonstration of the Products.

(b) Distributor shall only promote and sell the Products under the trademarks, trade names and model nomenclatures used by Palomar (the “Trademarks”) and shall promote and sell the Products in a manner consistent with any and all branding or marketing strategies adopted by Palomar and disclosed to Distributor. In addition, Distributor shall not adopt or use any word, name, mark, symbol, other designation or trade style that is likely to cause confusion or dilute the Trademarks, and shall not make any unlicensed use of the Trademarks that is confusingly similar to or dilutive of the Trademarks.

(c) To facilitate Distributor’s performance of its obligations under Section 4.1(a), Palomar shall, at no cost for Distributor, make available to Distributor the following materials written in English: (i) commercial, informational and educational materials

6
or publications created by Palomar relating to the Products; and (ii) samples of artwork (including separations) created by Palomar, in each case which Palomar may have in its possession or control, sufficient to allow Distributor to translate (where necessary) and print, at its expense, sales literature, advertising materials, promotional programs, or other materials required to promote and sell the Products.

(d) Palomar shall provide written notice to Distributor at least ninety (90) days before any new Product shall become available for purchase by Distributor for re-sale in any country in the Territory. Subject to Palomar’s sole discretion regarding any new Product launch, the Steering Committee shall review and discuss the timing of such launch and consider any country-specific requests or requirements related to such new Product launch. Upon such new Product’s becoming available for such purchase by Distributor, Palomar shall update Exhibits C and D to include the new Product.

        4.2 Customer Information. **

        4.3 Marketing Plan. **

        4.4 Labels. Distributor shall endeavor to provide Palomar with adequate information to allow Palomar to ensure that all labels and labeling for the Products comply with the requirements of all filings, registration, reports, licenses, permits and authorizations required, obtained and maintained under applicable laws for the country or countries in which the Products are intended for distribution and sale hereunder by Distributor. For Products intended for distribution in the EU, the labels and labeling shall comply with applicable Directives of the EU, the technical dossiers for the Products, the CE label and other regulatory requirements as may be imposed by any individual country in the EU. Labels and labeling for Products in any other country shall comply with applicable laws. Distributor shall submit marketing materials, if any, to local regulatory authorities only in those countries in the Territory where such submissions are required, necessary or useful, and shall contemporaneously provide a copy of such submissions to Palomar.

        4.5 Sub-Distributors.

(a) Distributor shall be entitled to appoint one or more Sub-Distributors for the distribution of Products in the Territory; provided, however, that Distributor (i) shall not utilize or engage any Competitor (as defined below) of Palomar as a Sub-Distributor, without the prior written consent of Palomar, which consent shall not be unreasonably withheld, and (ii) shall inform Palomar of the identity of all potential Sub-Distributors reasonably in advance of their engagement to allow Palomar to comment thereon. In no event shall any Sub-Distributor be appointed as an agent of Distributor or Palomar, and Distributor shall not otherwise designate or appoint any party to serve as its agent in connection with the marketing, distribution or sale of

**Omitted pursuant to request for confidential treatment by Palomar Medical Technologies, Inc. and filed separately with the SEC. 7 the Products for the Professional Market for Aesthetic Use in the Territory, except to the extent required for such marketing, distribution or sale of the Products for the Professional Market for Aesthetic Use by applicable law or regulation in a country within the Territory, and then only with the prior written consent of Palomar (which shall not be unreasonably withheld).

(b) Distributor shall be responsible to Palomar for the performance of any of its Sub-Distributors under any provisions of this Agreement for which Distributor is responsible, and Distributor shall be solely responsible for any commitment or liabilities to any of its Sub-Distributors.

        4.6 Competing Products. During the Term, Distributor shall not, and shall cause its Affiliated Sub-Distributors not to, directly or indirectly engage in the manufacture, sale, offer for sale, marketing, promotion, distribution, solicitation of orders or service of any energy-emitting (i.e., optical radiation, microwave, ultrasound, or radiofrequency) devices for Aesthetic Use in the Professional Market in the Territory, other than the Products as provided herein. In addition, once Distributor learns of any conduct by a non-Affiliated Sub-Distributor of such activities, Distributor shall, unless such activities have been approved by Palomar as provided in Section 4.5 (a), use commercially reasonable efforts to end all such activities by such Sub-Distributor within a commercially reasonable time period.

        5. Intellectual Property Rights; Confidentiality.

        5.1 Right to use Intellectual Property Rights. During the Term, Distributor shall have the non-exclusive, non-transferable (except for such sublicensing of rights to Sub-Distributors as are an integral part of Distributor’s agreement with such Sub-Distributors) right to use the Trademarks and the copyrights and logos developed and used by Palomar on the Products (collectively, “Intellectual Property Rights”), but only in connection with Distributor’s or, as the case may be, any Sub-Distributor’s promotion, sale or service of the Products within the Professional Market for Aesthetic Use in the Territory in accordance with the instructions and guidelines from Palomar. Distributor shall acquire no rights in or to the Intellectual Property Rights except as specifically set forth herein, and all use thereof shall inure to the benefit of Palomar. Distributor shall not publish or cause to be published any statement nor approve or encourage any advertising or practice which might mislead or deceive any parties or might be detrimental to the Intellectual Property Rights, good name, goodwill or reputation of Palomar or might affect any potential patent infringement by any Products. Within ten (10) days of receiving a written request from Palomar, Distributor shall withdraw any statement and discontinue any advertising or practice that uses any Palomar Intellectual Property Rights inconsistent with the immediately preceding sentence. Upon the expiration or termination of this Agreement, Distributor shall have no right to market or promote any Products or to use any Intellectual Property Rights.

        5.2 Rights in Distributor Materials. All right, title and interest in and to any copyrights or other intellectual property rights in such Distributor Materials that describe or otherwise apply solely to Palomar or any Products (and any such reasonably severable portion of Distributor Materials that describe or otherwise apply solely to Palomar or any

Products), including translations thereof, shall be solely owned by Palomar and shall be treated as a “work made for hire” under the copyright laws of the United States. Distributor hereby assigns, and shall cause all Sub-Distributors to assign, and hereby agrees to assign, if such assignment is not currently possible, such rights to Palomar or its designee, and hereby agree to execute all such documents to effectuate such assignment and for Palomar to protect and enforce such rights. All right, title and interest in and to any other copyrights or other intellectual property rights in Distributor Materials for the joint commercialization of the Products and Distributor’s proprietary products, including translations thereof, to the extent such Distributor Materials are not reasonably severable portions applying solely to Palomar and any Products owned by Palomar as provided above, shall be solely owned by Distributor, subject to Palomar’s right to copy or use, without payment to Distributor, any portions of such materials that relate solely to Palomar or Products, during or after the Term, with such copy or use subject to Distributor’s prior approval, such approval not to be unreasonably withheld. After the Term, Distributor shall have no right to use any Distributor Materials, including any intellectual property rights therein, that incorporate any reference to Palomar or any of the Products, unless owned by Distributor as provided above, and Palomar shall have no right to use any Distributor materials, including any intellectual property rights therein, that incorporate any reference to Distributor or any of Distributor’s proprietary products, unless to the extent owned by Palomar as provided above.

        5.3 Proprietary and Confidential Material. The Parties agree, during the Term and for a period of five years after the Term, not to divulge, communicate, use to the detriment of the other party or for its own benefit any Proprietary and Confidential Material except as permitted hereunder. “Proprietary and Confidential Material” means any material or information that is received by a party from the other party that is identified by the disclosing party as proprietary and/or confidential, provided that such material does not include information or materials which become available in the public domain without the fault of the receiving party. Without limiting the generality of the foregoing, Distributor specifically agrees, except to the extent not prohibited by applicable law and regulation (and only then to such extent), that it shall not, nor shall it permit others, to reverse engineer the Products or any parts thereof.

        6. Forecasts; Pricing; Purchase, Sale and Delivery of Products.

        6.1 **

        6.2 Distributor Pricing. The prices to be paid by Distributor for purchases of Products from Palomar shall be as set forth in the Palomar International Price List in effect at the time of shipment of the relevant Products, unless otherwise agreed to in writing by Palomar. Exhibit C attached hereto sets forth the current Palomar International Price List, from Palomar’s factory, warehouse, or other point of shipment designated by Palomar. **

**Omitted pursuant to request for confidential treatment by
Palomar Medical Technologies, Inc. and filed separately with the SEC.

        6.3 Orders. All orders from Distributor to Palomar shall be initiated by a written purchase order specifying the quantities of Products, ship to location(s) and requested dates of shipment (each, an “Order”) and shall be deemed accepted within three (3) business days (in Boston, MA) after receipt by Palomar unless Palomar within those three (3) business days notifies Distributor in writing. Palomar shall not refuse to accept an Order which falls within the committed forecasts.

        6.4 Order of Precedence. Any inconsistency in any documents relating to the purchase of Products shall be resolved by giving precedence in the following order: (i) the terms and conditions of this Agreement (including the exhibits attached hereto); (ii) the provisions and text appearing on the face of the applicable Order insofar as they refer to the specific Order; and (iii) other documents, exhibits and attachments which accompany such Order.

        6.5 Taxes and Governmental Charges. Prices do not include any taxes or other governmental charges, including import or export duties, value-added, sales, use or privileges taxes, property or excise, or similar taxes levied by any government. Distributor shall pay all such taxes or charges, on or before the due date.

        6.6 Specifications. Palomar may modify the specifications of any of the Products furnished under any Order or contract; provided the modifications do not adversely affect the performance of the Product, and provided further that Palomar notifies Distributor as early as is commercially reasonable of any material changes or changes that would reasonably be expected to require regulatory amendments or additional regulatory approvals by a governmental or regulatory authority. In addition, Palomar may furnish suitable substitutes for materials at any time and for any reason.

        6.7 Order Cancellation. Distributor shall be entitled to cancel any Order or portion thereof provided that Distributor provides Palomar with written notification at least ** days prior to the scheduled shipment date. Unless such written notice of cancellation is received and agreed to by Palomar before the scheduled shipment date, Order(s) shall be considered open and pending awaiting first available ship date. Any order or portion thereof cancelled within ** days of the scheduled shipment date shall be subject to ** restocking charge. If any Order is cancelled in accordance with the foregoing, such cancelled Order shall not be included in determining the Accumulated Calendar Year Minimum or Quarterly Minimums.

        6.8 Shipment, Delivery, and Title. Dates of all shipments are estimated and not guaranteed, however, Palomar shall use commercially reasonable efforts to ship within ** days of its Order acceptance. Distributor is responsible for shipping costs, and the International List Price does not include the costs of shipping. All Products shall be tendered

**Omitted pursuant to request for confidential treatment by
Palomar Medical Technologies, Inc. and filed separately with the SEC.

and shipped from Palomar’s factory, warehouse or other point of shipment designated by Palomar, at which time Palomar may render the applicable invoices. In absence of specific instructions, Palomar shall select the carrier and ship freight and any insurance prepaid and add to the price of the Product(s). If so requested by Distributor, Palomar shall obtain insurance, beyond the minimum provided by the carrier for any shipments, for the account of Distributor and at Distributor’s sole expense. Title and risk of loss or damage to each of the Products shall pass to Distributor (or to the customer, where Palomar ships direct to a customer) when delivery is made to the carrier at such point of shipment. Palomar shall be responsible for assisting Distributor in making all claims with carriers, insurers, warehousemen and others for misdelivery, nondelivery, loss, damage, or delay.

        6.9 Returns. No sale shall be accepted for return unless Palomar has granted prior written authorization in its sole discretion. All returned goods shall incur ** restocking charge unless otherwise noted in writing from Palomar.

        6.10 Terms of Payment. Terms of payment shall be net ** days from date of invoice. All payments shall be in United States Dollars and shall be fully net, without set-off, deduction or counterclaim.

        6.11 Late Charges. If Distributor fails to pay the price or any other payment due to Palomar promptly and when due, Palomar may recover, in addition to the price or payment, interest thereon at a rate equal to the lesser of ** per month or the maximum rate of interest allowable under applicable law or regulation.

7.     Training and Service.

        7.1 Training. Distributor shall be responsible for the training of its customers and Sub-Distributors in the proper use of the Products in accordance with all applicable operator’s manuals and any training and informational material provided to Distributor by Palomar.

        7.2 Service. Within the Territory, Palomar or its designee shall provide service for the Products sold by Distributor and its Sub-Distributors as required under the original warranty period provided for in Section 8. Following the expiration or termination of such warranty period, Distributor shall offer to customers the option to enter into a service agreement on terms that have been mutually agreed between Distributor and Palomar, pursuant to which service shall be carried out by Palomar or its designee on Distributor’s behalf. Once Product from a customer of Distributor arrives at a service center of Palomar or Palomar’s designee (the “Palomar Service Center”), Palomar shall perform its service obligations in a timely and professional manner equal to or exceeding Palomar’s current standard of service. Upon receiving service requests from customers, Distributor shall notify Palomar and Distributor shall coordinate Palomar’s service of the customers’ Products. Each

**Omitted pursuant to request for confidential treatment by
Palomar Medical Technologies, Inc. and filed separately with the SEC.

customer shall pay Distributor for such service, and Distributor shall pay Palomar. The customer may pay on a time and materials basis or under the separate service agreement to be executed by Distributor and customer. Any agreement between Distributor and customer regarding service shall not obligate Palomar more than the service agreement agreed to by Palomar and Distributor with respect to such customer. ** During the original warranty period or the term of any service agreement, Palomar shall be responsible for the cost of shipping Products to and from customers or Distributor from a Palomar Service Center, but not between customer and Distributor for which Distributor shall be responsible. During the Term, Palomar shall maintain the same service centers in the United States and in the European Union in existence as of the Effective Date, or, at their option, set up substantially similar service centers of which at least one shall always be located within the European Union, in each case, to provide service equal to or exceeding Palomar’s current standard of service to Distributor’s Product customers once those Products arrive at such service center.

8.     Warranties and Liabilities.

        8.1 Limitation of Warranties and Remedies. Palomar warrants to Distributor that the Products shall be free from defects in design, material and workmanship under normal use and maintenance as provided in the Product Terms for (i) where Palomar ships direct to a customer, the period (measured from the date of shipment to the customer) set forth with respect to the applicable Product(s) in Section 3 of the Product Terms or (ii) where Palomar ships to Distributor or Distributor’s designee, the period (measured from the date of shipment to Distributor or Distributor’s designee) set forth with respect to the applicable Product(s) in Section 3 of the Product Terms, ** Distributor, Distributor’s designee, or customer, where Palomar ships direct to a customer, shall inspect all merchandise for obvious damage or defect upon Distributor’s or the customer’s receipt, as applicable. If merchandise has been found defective, the Palomar Service Department should be notified within ** business days of such receipt. All claims for such nonconforming or defective parts, consumables and handpieces and equipment are required to be made in writing within ** days after arrival to Distributor, Distributor’s designee, or customer, where Palomar ships direct to a customer, and any claims not made within that period are deemed fully waived and released. The obligation of Palomar under the warranties set forth in this Section 8.1 is limited, in its exclusive option, to replacement of parts and materials that prove defective. The foregoing notwithstanding, Palomar shall not be responsible for damage to any product resulting from misuse, negligence or accident, or resulting from repairs or alterations made by any person or entity not duly authorized by Palomar in writing.

        8.2 Termination of Warranties and Service upon Non-Payment. If Distributor shall, without due cause hereunder, fail to pay any portion of (a) the purchase price of any Product or (b) any payment due from Distributor pursuant to Section 7.2 for Palomar’s

**Omitted pursuant to request for confidential treatment by
Palomar Medical Technologies, Inc. and filed separately with the SEC.

performance of service, with respect to such Product, all warranties, remedies and other obligations of Palomar hereunder (including any obligations to service, repair, replace and otherwise remedy defects, errors or failures), and all warranties, remedies and other obligations under any other contract, may, with respect to such Product, at Palomar’s option, be terminated. Notwithstanding the foregoing, any failure to pay for service as described in clause (b) above shall not affect Palomar’s obligations under the initial warranty for such Product.

        8.3 Third Party Warranties. With respect to any products sold to Distributor by Palomar but not manufactured by Palomar, Palomar MAKES NO REPRESENTATION OR WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, but shall make available to Distributor, to the extent not prohibited by applicable law and regulation and relevant contracts, the warranties of the manufacturer of the relevant product upon Distributor’s timely written request. For the purposes of clarification, the above does not apply to Products or any components thereof but only to other Third-Party products which may be sold to Distributor by Palomar during the Term.

        8.4 No Implied Warranties. THE EXPRESS REPRESENTATIONS AND WARRANTIES GIVEN IN THIS AGREEMENT ARE THE ONLY REPRESENTATIONS OR WARRANTIES GIVEN BY PALOMAR WITH RESPECT TO THE PRODUCTS AND ARE GIVEN IN LIEU OF ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, INCLUDING THOSE OF NONINFRINGEMENT, TITLE, MERCHANTABILITY, COURSE OF DEALING, USAGE OF TRADE, AND FITNESS FOR A PARTICULAR PURPOSE. DISTRIBUTOR’S EXCLUSIVE REMEDIES, AND PALOMAR’S SOLE LIABILITY FOR ANY NONCONFORMITY OR DEFECT IN ANY PRODUCT SHALL BE THOSE EXPRESSED IN THIS AGREEMENT. Without limiting the generality of the foregoing, Palomar makes no representations or warranties, express or implied, that any necessary permits or licenses for Products have been obtained, nor that the Products have received the approvals of governmental or regulatory authorities necessary for the sale of the Products within the Territory, except for the CE mark.

        8.5 Limitation of Liability. An essential purpose of the limited exclusive liabilities and remedies in this Agreement is allocation of risk between Palomar and Distributor, which allocation of risks is reflected in the purchase price for the Products. EXCEPT FOR PALOMAR’S INDEMNIFICATION OBLIGATIONS SET FORTH IN SECTION 9.1, UNDER NO CIRCUMSTANCES SHALL PALOMAR’S LIABILITY ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR PALOMAR’S PERFORMANCE OR ASSERTED FAILURE TO PERFORM HEREUNDER, IN CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, EXCEED THE PURCHASE PRICE OF THE PRODUCT OR PART THEREOF TO WHICH SUCH LIABILITY RELATES. IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR SPECIAL, INCIDENTAL, PUNITIVE, CONSEQUENTIAL, TORT OR ANALOGOUS DAMAGES, INCLUDING DAMAGES RESULTING FROM LOSS OF USE, PROFITS, BUSINESS OR GOODWILL, WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY THEREOF. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, UPON TERMINATION OR EXPIRATION OF THIS

AGREEMENT FOR ANY REASON, NEITHER PARTY SHALL BE LIABLE FOR ANY INDEMNITY OR OTHER PAYMENT TO THE OTHER PARTY OR ANY OF ITS AFFILIATES OR SUB-DISTRIBUTORS ON ACCOUNT OF GOODWILL, LOST PROFITS, LOSS OF USE OR BUSINESS, OR ANY OTHER FACTOR, FOR ANY REASON.

9.     Indemnity.

        9.1 Palomar Indemnity.

(a) Patent Indemnity. If Distributor receives a claim, suit or proceeding asserting that the sale, manufacture or use of any Product manufactured by Palomar directly infringes a patent of a Third Party, Distributor shall notify Palomar promptly in writing and give Palomar information, assistance and exclusive authority to evaluate, defend, and settle such claim. Palomar shall then at its own expense and option, (i) settle the claim; (ii) procure for Distributor the right to sell and use the Product; (iii) replace or modify the Product to avoid infringement; (iv) defend against such claim; or (v) remove the Product and refund to Distributor the actual cost of the Product paid to Palomar by Distributor. Should any court of competent jurisdiction hold in a final decision that the sale, manufacture, or use of such Product constitutes infringement, Palomar shall pay any costs and damages finally awarded against Distributor on the account of such infringement, and if the use of such Product is enjoined, Palomar shall take one more of the actions under clauses (ii), (iii) or (v) above. Palomar reserves the right, at its sole option, to notify Distributor in writing that as a result of a claim, suit or proceeding or threat of same in any given country, Distributor may not market or sell the Products in such country, effective as of such written notice. The foregoing states the entire and complete liability of Palomar for any patent infringement or claimed infringement by reason of the sale, manufacture, or use of the Products or any part thereof.

(b) **

        9.2 Distributor Notice. If Distributor shall become aware of any matter which may constitute an infringement by a Third Party of any of Palomar’s patent rights, copyrights, or other proprietary rights or information, Distributor shall promptly notify Palomar of such matter and shall cooperate fully with Palomar in any action or other proceeding which Palomar may commence to enforce its rights.

        9.3 Distributor Indemnity. Palomar shall not be liable for any Losses incurred by Distributor or any other person or entity, and Distributor shall indemnify, defend, and hold Palomar and its Affiliates and their officers, directors, agents, employees, representatives, successors, and assigns (collectively, “Palomar Indemnitees”) harmless from and against any and all Losses, arising out of or in connection with any claim, suit or proceeding by a Third Party to the extent based upon (i) the use of any Product or part thereof furnished in

**Omitted pursuant to request for confidential treatment by
Palomar Medical Technologies, Inc. and filed separately with the SEC.

combination with products, software or data not supplied by Palomar, (ii) any modification made to the Products without Palomar’s prior written consent, (iii) any grossly negligent or willful act or omission by or on behalf of Distributor, (iv) any termination or expiration of any Sub-Distributor (to the extent not attributable to any direct relationship, including any relationship preceding this Agreement, entered into between Palomar and such Sub-Distributor independently from this Agreement), (v) any termination of this Agreement (to the extent attributable to Distributor’s breach), or (vi) any other representation, act or omission by or on behalf of Distributor, including Distributor’s performance of or failure to perform any term or condition of this Agreement. Distributor shall not be liable for any Losses resulting from the willful misconduct of any Palomar Indemnitee.

        9.4 Indemnification Procedure. A party that intends to claim indemnification under this Section 9 shall promptly notify the indemnifying party of any such claims in respect of which such party intends to claim such indemnification, and if applicable such indemnifying party shall assume the defense thereof with counsel mutually satisfactory to the parties; provided that such party shall have the right to retain its own counsel and, in case compensation for fees and expenses are not otherwise awarded, compensation for such costs shall be paid by such indemnifying party provided such indemnifying party is responsible for the defense thereof, if representation of such party by the counsel retained by such indemnifying party would be inappropriate due to actual or potential conflicting interests between such party and any other party represented by such counsel. The indemnification provided for by this Section 9 shall not apply to amounts paid in settlement of any such claim if such settlement is effected without the consent of the indemnifying party, which consent shall not be unreasonably withheld. The failure to deliver notice to the indemnifying party within a reasonable time after the commencement of any such action, if materially prejudicial to its ability to defend such action, shall relieve the indemnifying party of any liability to the other party under this Section 9.4 to the extent so prejudiced, but the omission so to deliver notice to such indemnifying party shall not otherwise relieve it of any liability that it may have to such other party. The indemnified party shall cooperate fully with the other party in the investigation of any such claim covered by this indemnification.

10.     Compliance with Laws; Regulatory Matters..

        10.1 Export and Trade Regulations. Both parties shall endeavor to at all times carry out the transactions contemplated by this Agreement in conformity with all applicable laws and regulations (including the United States Export Administration Acts), and shall obtain all necessary permits and licenses required in connection with the purchase, installation, sale, shipment, service or use of the Products. Shipments by Palomar are or may be subject to restrictions and limitations imposed by United States export controls and other trade sanctions. Each party shall at all times use commercially reasonable efforts to keep the other party informed of, and both parties shall at all times use commercially reasonable efforts to comply with, such sanctions, controls, and regulations, as well as the United States Foreign Corrupt Practices Act, in its respective use and disposition of the Products. If Palomar learns, or has reasonable cause to believe, or if any branch or agency of the government of the United States claims that a violation of any applicable export regulation or other trade sanction, export control, or trade regulation by Distributor has occurred or is likely to occur because of any shipment by Palomar to Distributor, Palomar shall promptly notify Distributor and may, in addition to any other remedy it may have, suspend all shipments to Distributor until Palomar is satisfied that such violation did not occur or has ceased to occur, or such claim is withdrawn or otherwise resolved in favor of Palomar.

        10.2 Maintenance of Product Registrations. Distributor shall exercise commercially reasonable efforts to obtain and Maintain, on Palomar’s behalf, any Product Registrations in the Territory during the Term and Palomar shall exercise commercially reasonable efforts to provide Distributor with adequate information and supporting materials needed by Distributor to fulfill such obligations. As used hereunder, “Maintain” means that: (i) Distributor shall exercise commercially reasonable efforts to maintain the Product Registrations as valid and in force with the appropriate authorities; (ii) Distributor shall use commercially reasonable efforts to the extent possible to minimize the number and extent of any changes to the Product Registrations; and (iii) Distributor shall notify Palomar of any change to any of the Product Registrations during the Term and any such change requested or required by appropriate governmental or regulatory authorities in the Territory. As between the parties hereto, it is agreed that the Product Registrations shall be held in the name of Palomar, who shall be the beneficial owner of all Product Registrations; provided that in the event the applicable regulatory authorities in any country within the Territory do not permit Distributor to hold Product Registrations in Palomar’s name, Distributor shall hold such Product Registrations in its own name, shall use any such Product Registrations only as Palomar’s exclusive distributor for sales of the Products to the Professional Market for Aesthetic Use in the Territory for the Term and for no other use or purpose, and shall take all actions necessary to permit Palomar to use such Product Registrations during and after the Term, including, upon the termination for any reason or expiration of this Agreement or Distributor’s distributorship rights with respect to the applicable country, the transfer and assignment of all such Product Registrations to Palomar at no cost to Palomar. Distributor may not use the Product Registrations, or any of them, on or in respect of any product other than the Products or use any authorization other than one or more of the Product Registrations on or in respect of the Products, except as may be approved in writing by Palomar. All costs to obtain or Maintain the Product Registrations shall be borne by Distributor.

        10.3 Failure to Maintain. If, for any reason attributable to Distributor, Distributor fails to Maintain an existing Product Registration or any of the Product Registrations becomes at any time during the Term invalid or not in full force and effect with the appropriate authorities in one or more countries in the Territory, then Palomar may (i) assume Distributor’s responsibility under this Section 10 or (ii) terminate this Agreement as provided in Section 11.3, with respect to the country or countries so affected, provided that Palomar is not primarily responsible for such failure.

        10.4 Changes to Product Registrations. All changes to the Product Registrations shall be approved in advance by Palomar. Palomar may, at any time during the Term, request that Distributor seek appropriate regulatory approvals for changes to the Product Registrations regarding the manufacturing process or manufacturing location for the Products; provided that Palomar shall give Distributor reasonable prior notice of such requested changes. Distributor, upon request of Palomar, shall use commercially reasonable efforts to obtain approval for such changes from the appropriate authorities.

        10.5 Compliance with Regulations and Guidelines. Distributor shall promote the Products solely for the indications and other conditions of use approved by the applicable regulatory agency of the country in question.

        10.6 Labeling. All labeling and package inserts used in any way in connection with the Products shall comply with the Product labeling supplied or approved in writing by Palomar and with all applicable legal and commercial requirements in the Territory. Distributor shall promptly inform Palomar of any local requirements affecting the labeling and package inserts of the Products and shall remain independently obligated to be aware of regulatory requirements in all jurisdictions where it has obtained and Maintains a Product Registration.

        10.7 No Debarment. Distributor shall not knowingly use the services of any person or entity debarred or suspended under Section 306 of the Federal Food, Drug and Cosmetic Act, as amended, or similar laws of other jurisdictions, in performing its obligations or exercising its rights under this Agreement. Distributor shall promptly notify Palomar if any person or entity whose services Distributor is using in the performance of its obligations under this Agreement becomes debarred or suspended.

11.     Terms and Termination.

        11.1 Term. Unless sooner terminated in accordance with this Section 11, or in accordance with any other provisions of this Agreement, this Agreement shall continue until terminated as provided hereunder (the “Term”).

        11.2 Termination for Convenience. Each party reserves the right, at its sole option, to terminate this Agreement for convenience upon ** written notice to the other party; **

        11.3 Termination for Cause by Palomar. In the event of (i) any material breach of this Agreement by Distributor, including Distributor’s (a) ** (b) failure to make timely payments to Palomar, (c) material sales or other export of Products into the Excluded Markets or otherwise outside of the Professional Market, or to the extent not prohibited by applicable law and regulation outside of the Territory, in violation of Section 3.8, (d) material failure to comply with export laws or other laws and regulations, (e) material failure to Maintain applicable Product Registrations or (f) material failure to protect Palomar’s Proprietary and Confidential Material under Section 5.3, (ii) Distributor insolvency, or the appointment of a receiver to hold, manage or operate Distributor’s business or (iii) the institution of proceedings by or against Distributor under any bankruptcy or insolvency law, then in any such case Palomar may, effective immediately upon delivery of written notice to Distributor, terminate this Agreement in its entirety, unless the breach relates only to one or more countries in which case such termination shall be limited to the appointment of Distributor as Palomar’s exclusive distributor in the country(ies) in which the breach is so

**Omitted pursuant to request for confidential treatment by
Palomar Medical Technologies, Inc. and filed separately with the SEC.

related; provided that in the case of a breach of this Agreement by Distributor that is capable of being cured, it being specifically noted that failure to make timely payments is a curable breach, Palomar shall give Distributor a period of ** from receipt of notice of the breach to cure such breach, after which the termination shall become effective if the breach has not been cured; **

        11.4 Termination for Cause by Distributor. In the event of (i) any material breach of this Agreement by Palomar, including Palomar’s (a) material failure to notify Distributor as set out in this Agreement, (b) material failure to supply Distributor with Products as set out in this Agreement, (c) material sales or other export of Products intended at the time of sale for use primarily inside the Territory to the extent not prohibited by applicable law and regulation, in violation of Section 3.8, (d) material failure to provide service and support as set out in this Agreement, (e) material failure to protect Distributor’s Proprietary and Confidential Material, including customer information, as set out in this Agreement or (f) material failure to comply with export laws or other laws and regulations as set forth in Section 10.1, (ii) Palomar insolvency, or the appointment of a receiver to hold, manage or operate Palomar’s business or (iii) the institution of proceedings by or against Palomar under any bankruptcy or insolvency law, then in any such case Distributor may, effective immediately upon delivery of written notice to Palomar, terminate this Agreement in its entirety; provided that in the case of a breach of this Agreement by Palomar that is capable of being cured, Distributor shall give Palomar a period of ** days from receipt of notice of the breach to cure such breach, after which the termination shall become effective if the breach has not been cured.

        11.5 Termination upon Change of Control. Either party may, effective immediately upon notice thereof, terminate this Agreement at any time following a Change of Control of the other party. For purposes of this Agreement, a “Change of Control” means (i) a sale of all or substantially all of the business or assets to which this Agreement relates to a Competitor, (ii) a merger, consolidation or reorganization involving either party in which a Competitor becomes the owner of at least fifty percent (50%) of the voting equity securities of that party, or (iii) the acquisition of fifty percent (50%) or more of the voting equity securities of a party by a Competitor. For purposes of this Agreement, a “Competitor” means any Third Party which, by itself or through any of its Affiliates, is engaged or otherwise participating in any business or other activity involving the manufacture for commercial sale or distribution of products that compete with (a) Products, in the case of a Competitor of Palomar, or (b) products manufactured and sold by Distributor during the Term, in the case of a Competitor of Distributor.

**Omitted pursuant to request for confidential treatment by
Palomar Medical Technologies, Inc. and filed separately with the SEC.

        11.6 Survival.

(a) No expiration or termination of this Agreement shall affect any rights or liabilities of the parties which may have accrued prior to the date of expiration or termination. Upon any expiration or termination of this Agreement for any reason, in addition to any provisions that by their terms survive, the provisions of Sections 1, 2.4, 3.6, 3.7, 3.8 (but only with respect to Distributor’s sale of Products under the last sentence of Section 11.3), 4.5(b), 5, 6 (but only with respect to Orders accepted or deemed to have been accepted by Palomar prior to such termination or expiration), 8, 9, 10, 11 and 12 shall survive and shall continue in full force and effect in accordance with their terms, and all other rights and obligations of the parties hereunder shall terminate.

(b) Upon and following any expiration or termination of this Agreement for any reason, Distributor shall immediately cease holding itself out as an authorized distributor for Palomar and using any and all Intellectual Property Rights, Product Registrations and Proprietary and Confidential Material and shall promptly (and in any event within ** days, or such longer period as may be required to transfer Product Registrations provided Distributor has initiated such transfer and uses commercially reasonable efforts to complete same) transfer to Palomar or Palomar’s designee at no cost all Products, Product samples, Product Registrations and Proprietary and Confidential Material.

(c) Upon and following any expiration or termination of this Agreement for any reason in its entirety, or upon termination of this Agreement with respect to any country, Distributor shall promptly (and in any event within ** days) transfer to Palomar all current customer information specified in Section 4.2 to enable Palomar to continue to provide commercially reasonable service and support (including extending the term of any service relationship). For clarity, (i) once any such customer of Distributor first contacts Palomar or any of Palomar’s distributors after expiration or termination of this Agreement (as opposed to Palomar first contacting such customer), use of information regarding such customer shall no longer be restricted or treated as customer information of Distributor. Notwithstanding anything in this Agreement to the contrary, after termination or expiration of this Agreement, Palomar and its distributors are free to contact present and potential customers as part of its general marketing efforts, as long as customer information provided by Distributor (and not received by Palomar under the immediately preceding sentence) is not used as part of such efforts.

12.     General.

        12.1 Notices. Any notice herein required or permitted to be given shall be in writing, in the English language, and may be personally served, sent by electronic mail or facsimile machine, or sent by first class mail or certified mail, return receipt requested. Said notice shall be deemed to have been given (a) if personally served, when served, (b) if by electronic mail, when received at the proper address and confirmed by reply of the recipient, (c) if by facsimile machine when received at the proper address and number, or (d) if mailed, on the fifth (5th)

**Omitted pursuant to request for confidential treatment by
Palomar Medical Technologies, Inc. and filed separately with the SEC.

business day (for Palomar, in Boston, MA, and for Distributor, in Uppsala, Sweden) after deposit in the mail with air mail postage, prepaid and properly addressed. For the purposes hereof, the addresses of the parties hereto shall be as follows:

If to Distributor:	Q-Med AB (PUBL)
Seminariegatan 21
752 28 Uppsala, Sweden
Attn: General Counsel, Legal Department
Fax: +46 18 4749097
E-mail: c.bolin@q-med.com

If to Palomar:	Palomar Medical Technologies, Inc.
82 Cambridge Street
Burlington, MA 01803
Attn: Chief Financial Officer
Fax: 781-418-1188
E-mail: pweiner@palomarmedical.com

or to any other address as a party may give in accordance with this Section 12.1.

        12.2 Counterparts and Facsimile Signatures. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute but one and the same instrument. Any signature on any notice or other document executed in connection with this Agreement may be transmitted by facsimile and shall be treated for all purposes as an original document.

        12.3 Governing Law. This Agreement shall be governed by and interpreted, construed, and enforced in accordance with the laws of England, excluding its conflicts of laws principles.

        12.4 Governing Language. The official text of this Agreement shall be the English language, and any interpretation or construction of this Agreement shall be based thereon. If this Agreement or any documents or notices relating to it are translated into another language the English version shall be controlling in the event of discrepancy between the two.

        12.5 Third Party Rights. Except as expressly provided hereunder, the parties do not intend to confer any benefit hereunder on any person or entity other than the parties hereto.

        12.6 Assignment. This Agreement or any rights hereunder may not be assigned directly or indirectly by either party, without the other party’s prior written consent (not to be unreasonably withheld), and any such attempted assignment shall be null and void.

Notwithstanding the foregoing, either party may assign this (a) to any of its Affiliates or (b) subject to Section 11.5, to any Third Party in connection with the sale or transfer, by merger, consolidation or otherwise, of all or substantially all of the party’s business or assets to which this Agreement relates. This Agreement and the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

        12.7 Severability. If any one or more of the provisions contained in this Agreement is held invalid, illegal or unenforceable in any respect in any jurisdiction within the Territory, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby in such jurisdiction. The Parties shall in such an instance use their reasonable best efforts to replace the invalid, illegal or unenforceable provision(s) with valid, legal and enforceable provision(s) which, insofar as practical, implement the purposes of this Agreement in each applicable jurisdiction within the Territory.

        12.8 Authority and Execution. Each party hereto represents and warrants to the other party that the person executing this Agreement on behalf of such party is duly and validly authorized to do so on behalf of such party, with full right and authority to execute this Agreement and to bind such party with respect to all of its obligations hereunder.

        12.9 Waivers; Amendments. Any waiver of a breach of any term or condition of this Agreement shall be in writing and shall not operate as a waiver of any other or subsequent breach of such term or condition or of any other term or condition, nor shall any failure to enforce any provision hereof operate as a waiver of such provision or of any other provision hereof. This Agreement may be amended or modified in whole or in part at any time only by a writing executed by the parties hereto.

        12.10 Entire Agreement. This Agreement (including the exhibits attached hereto) constitutes the full and entire understanding and agreement of the parties hereto with regard to the subjects hereof, and supersede all prior agreements or understandings, written or oral, between the parties with respect to the subject matter hereof.

        12.11 Force Majeure. Neither party shall be held liable or responsible to the other party nor be deemed to have breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement (other than any obligation to pay money) if, but only to the extent that, such failure or delay results from causes beyond the reasonable control of the affected party, potentially including fire, floods, embargoes, terrorism, war, acts of war (whether war be declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority or any other party; provided that the party affected shall promptly notify the other of the force majeure condition and shall exert commercially reasonable efforts to eliminate, cure or overcome any such causes and to resume performance of its obligations as soon as possible, and provided further that if any such force majeure condition occurs, Palomar may allocate production and deliveries of Product among its customers and distributors.

        12.12 Further Actions. Each party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes of this Agreement.

        12.13 Cumulative Remedies; Irreparable Harm. All rights and remedies of the parties hereunder shall be cumulative and in addition to all other rights and remedies provided hereunder or available by agreement, at law or otherwise. Each party acknowledges that money damages alone shall not adequately compensate the other party for breach of any of covenants and agreements of the party herein and, therefore, agrees that in the event of the breach or threatened breach of any such covenant or agreement, in addition to all other remedies available to the other party, at law, in equity or otherwise, the other party shall be entitled to injunctive relief compelling specific performance of, or other compliance with, the terms hereof.

        12.14 Arbitration.

(a) The parties recognize that disputes as to certain matters may from time to time arise which relate to either party's rights or obligations hereunder. It is the objective of the parties to establish procedures to facilitate the resolution of disputes arising under this Agreement in an expedient manner by mutual cooperation. To accomplish this objective, the parties agree to follow the procedures set forth in this Section 12.14, if and when a dispute arises under this Agreement; provided that in the event a dispute cannot be resolved without an adjudication of the rights or obligations of a Third Party, the dispute procedures set forth in this Section 12.14 shall be inapplicable as to such dispute.

(b) In the event of a dispute between the parties, the parties shall first attempt in good faith to resolve such dispute by negotiation and consultation between themselves. In the event that such dispute is not resolved on an informal basis within forty-five (45) days, any party may, by written notice to the other, have such dispute referred to the parties’ respective senior managers (or their designees) for attempted resolution by good faith negotiations within thirty (30) days after such notice is received.

(c) In the event the designated senior managers are not able to resolve such dispute, either party may at any time after the thirty (30) day period submit such dispute to be finally settled by arbitration under the Rules of Arbitration of the International Chamber of Commerce by one or more arbitrators appointed in accordance with said Rules then in effect, except when in conflict with the terms of this Agreement. Such arbitration shall take place in London, England. The language of the arbitration shall be English. The arbitration award so given shall be a final and binding determination of the dispute and shall not include any damages expressly prohibited by Section 8.5. Except in a proceeding to enforce the results of the arbitration or as otherwise required by law, neither party nor any arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written consent of both parties.

(d) Notwithstanding the foregoing dispute resolution procedure, in the event of an actual or threatened breach hereunder, the aggrieved party may seek equitable relief (including restraining orders, specific performance or other injunctive relief) without submitting

22
to such dispute resolution procedure if there is a reasonable likelihood of the occurrence of irreparable harm during the period of the dispute resolution procedure.

        12.15 Parties Advised by Counsel. This Agreement has been negotiated between unrelated parties who are sophisticated and knowledgeable in the matters contained in this Agreement and who have acted in their own self interest. In addition, each party has had the opportunity to seek advice of legal counsel. This Agreement shall not be interpreted or construed against any party to this Agreement because that party or any attorney or representative for that party drafted or participated in the drafting of this Agreement.

        12.16 Publicity.

(a) Press Releases. Subject to Section 12.16(b), press releases or other similar public communications by a party relating to this Agreement shall be subject to a right of reasonable prior review and approval by the other party, which approval shall not be unreasonably withheld or delayed, provided that such right of approval shall not apply to communications required by applicable law or regulation, disclosures of information for which consent has previously been obtained, or information that has been previously disclosed publicly, and provided, further, that any draft press release or other public communication submitted to a party for its approval shall be deemed approved if such party fails to notify the submitting party within five (5) business days (for Palomar, in Boston, MA, and for Distributor, in Uppsala, Sweden) of receipt thereof as to whether or not it has been approved.

(b) Terms and Conditions of this Agreement. Distributor understands and agrees that Palomar shall submit a copy of this Agreement to the United States Securities and Exchange Commission (“SEC”), and Palomar agrees to submit to the SEC a confidential treatment request for Exhibits B,C and E attached hereto and certain other portions of this Agreement. For all portions of this Agreement that are so redacted, either party may disclose them to others as such party deems reasonably necessary for its business under commercially reasonable confidential provisions.

        12.17 Captions, Section Headings. As used in this Agreement, “including” means “including but not limited to”, and “herein”, “hereof” and“hereunder” refer to this Agreement as a whole. The Section headings used herein are for reference and convenience only, and shall not enter into the interpretation of this Agreement. Unless otherwise expressly provided herein, any reference to a number of “days” hereunder shall refer to calendar days. References to Sections include subsections, which are part of the related Section (e.g., a section numbered“Section 2.2(a)” would be part of“Section 2.2”, and references to “Section 2” would also refer to material contained in“Section 2.2”).

[remainder of this page intentionally left blank]

IN WITNESS WHEREOF the parties have caused this Agreement to be duly executed by their authorized representatives as of the date first above written.

Q-MED AB (PUBL)	PALOMAR MEDICAL TECHNOLOGIES, INC.

By: /s/ Bengt Ågerup	By: /s/ Joseph P. Caruso
Name: Bengt Ågerup	Name: Joseph P. Caruso
Title: Chief Executive Officer	Title: Chief Executive Officer and President

EXHIBIT A
DEFINITIONS

        “Aesthetic Use” means (i) hair removal, (ii) the treatment or prevention of cellulite, (iii) cosmetic anti-aging skin applications (including wrinkle reduction, improvement in skin tone, texture and elasticity, and removal of pigmented and vascular lesions), (iv) body recontouring, (v) the removal, treatment or prevention of warts, subcutaneous fat, acne, tattoos, scars, birth marks, oily skin and skin blemishes, and (vi) other dermatological applications, but not any dentistry or any other non-dermatologic applications.

        “Affiliates” means, with respect to a party, any person or entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such party, in each case only for so long as such person or entity satisfies the foregoing requirement. For purposes of this definition, “control” and, with correlative meanings, the terms “controlled by” and “under common control with” means (i) the possession, directly or indirectly, of the power to direct the management or policies of an entity, whether through the ownership of voting securities, by contract relating to voting rights or corporate governance, or otherwise, or (ii) the ownership, directly or indirectly, of at least fifty percent (50%) of the voting securities or other ownership interest of an entity (or, with respect to a limited partnership or other similar entity, its general partner or controlling entity); provided, that if local law restricts foreign ownership, “control” shall be deemed established by direct or indirect ownership of the maximum ownership percentage that may, under such local law, be owned by foreign interests.

        “Excluded Markets” means (i) the market, comprised of consumers, for personal use of systems (i.e., devices, handpieces and their associated supplies, parts and components), whether sold to consumers directly or by resale by physicians, health care providers, other commercial service providers or others, (ii) the market, comprised of governmental entities, for personal use of systems by military personnel, or (iii) any other market, comprised of persons or entities other than physicians or health care providers, to which systems are developed, designed or intended by Palomar to be sold, as noticed in writing by Palomar to Distributor.

        “North America” means Canada and the United States of America, and each of their respective territories and possessions

        “Products” means those systems (i.e., devices, handpieces and their associated supplies, parts and components) of Palomar that from time to time are part of Palomar’s line of intense pulsed light and laser systems for Aesthetic Use in the Professional Market, which systems are specifically identified on Exhibit D attached hereto and which Exhibit D may be modified by Palomar from time to time.

        “Product Registrations” means existing and future marketing and regulatory authorizations relating to the Products in the Territory, including such authorizations relating to any and all existing and future Aesthetic Uses for the Products.

        “Professional Market” means the market, comprised of physicians, health care providers or other commercial service providers, for the use of systems (i.e., devices, handpieces and their associated supplies, parts and components) on or with patients or customers (but not for resale to any person or entity other than the foregoing physicians, health care providers and commercial service providers), and in all events other than the Excluded Markets.

        “Sub-Distributor” means any Third Party or Affiliate of Distributor appointed by Distributor to engage in the distribution of Products anywhere in the Territory.

        “Territory” means those countries designated as within the Territory pursuant to the procedures set forth in Section 2, as of the applicable Transition Date.

        “Third Party” means any person or entity, other than Palomar, Distributor or any Affiliates of Palomar or Distributor.

EXHIBIT B
PRODUCT TERMS

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**Omitted pursuant to request for confidential treatment by
Palomar Medical Technologies, Inc. and filed separately with the SEC.
An aggregate of 3 pages were omitted.

EXHIBIT C
PALOMAR INTERNATIONAL PRICE LIST

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**Omitted pursuant to request for confidential treatment by
Palomar Medical Technologies, Inc. and filed separately with the SEC.

EXHIBIT D
PRODUCTS

The Palomar StarLux® 300 Pulsed® Light and Laser System (“StarLux 300”)

The Palomar StarLux® 500 Pulsed Light and Laser System (“StarLux 500”)

The Palomar MediLux® Pulsed Light System (“MediLux”)

The Palomar EsteLux® Pulsed Light System (“EsteLux”)

The Palomar Q-YAG 5™ Q-Switched Nd:YAG Laser System (“Q-YAG 5”)

EXHIBIT E
CUSTOMER INFORMATION

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**Omitted pursuant to request for confidential treatment by
Palomar Medical Technologies, Inc. and filed separately with the SEC.

LIBC/3190796.6